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                                                                  Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 15, 1998 and related Letter of Transmittal. The Offer is not being made to, and tenders will not be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Boardwalk Acquisition Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           MICRONICS COMPUTERS, INC.
                                       AT
                          $2.45 NET PER SHARE IN CASH
                                       BY
                       BOARDWALK ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                        DIAMOND MULTIMEDIA SYSTEMS, INC.

        Boardwalk Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Diamond Multimedia Systems, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (collectively, the "Shares"), of Micronics Computers, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.45 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 15, 1998 and the related Letter of Transmittal (which together constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 12, 1998, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) Shares representing at least fifty-one percent (51%) of the Shares then outstanding on a fully diluted basis on the date of purchase (including all Shares issuable upon exercise or conversion of all outstanding stock options,vested or scheduled to vest prior to July 31, 1998, and convertible securities or other rights to purchase or acquire Shares) (the "Minimum Condition"), and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. See Sections 1 and 15 of the Offer to Purchase.

        The Offer is not conditioned on obtaining financing.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 11, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than (i) Shares held directly or indirectly by Parent, Purchaser, the Company or any of their majority-owned subsidiaries and (ii) Shares held by holders who have properly exercised their appraisal rights under the Delaware General Corporation Law) immediately prior to the Effective Time (as defined in the Merger Agreement), will be canceled and extinguished and converted into the right to receive the Offer Price, in cash, without interest thereon, less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares.

        The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the Offer and the Merger are fair to and in the best interests of the Company and the holders of Shares (the "Stockholders") and unanimously recommended that the Stockholders accept the Offer and tender their Shares.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Purchaser and not withdrawn on or prior to the Expiration Date if, as and when Purchaser gives oral or written notice to BankBoston, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payments to tendering Stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment will be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 12, 1998, unless and until Purchaser, in accordance with the term of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. Purchaser has agreed in the Merger Agreement that, without the prior written approval of the Company, it will not extend the period during which the Offer is open, except (subject to the Company's right to terminate the Merger Agreement, discussed under Section 13 of the Offer to Purchase) (A) as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission"),
(B) until such time as all such conditions described under Section 15 of the Offer to Purchase have been satisfied or waived or (C) if less than 90% of the outstanding Shares have been tendered, for one or more times for a total number of days in the aggregate for any extension in accordance with this clause (C) not to exceed 20 business days for any reason other than those specified in the immediately preceding clauses (A) and (B). Subject to the restrictions set forth in the Merger Agreement, Purchaser reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

        Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, to delay payment for the Shares regardless of whether such Shares were theretofore accepted for payment, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any conditions set forth in Section 15 of the Offer to Purchase by giving oral or written notice of such delay or termination to the Depositary. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that Purchaser pay consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises its right to extend the Offer.

        Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. An Eligible Institution is a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or any other "Eligible Guarantor Institution" as defined in Rule 17Ad-15 under the Exchange Act.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Stockholders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares pursuant to the Offer.

        Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal or other related materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal or other related materials.

                    The Information Agent for the Offer is:
                           [MacKenzie Partners Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
                                  May 15, 1998